EdgarCFS, Inc.
Corporate Filing Services.

THIS FILING IS BEING MADE TO NOTIFY OF THE PREVIOUS 8-K FILING BEING MADE ERRONEOUSLY.

I DO APPOLOGIZE FOR ANY INCONVIENCE THIS HAS MADE.

SEBASTIAN GIBSON
EDGARCFS, INC.